Exhibit 10.1
WEBSITE CONSTRUCTION SERVICE AGREEMENT

This Website Construction Service Agreement (the “Agreement”) is entered into as of 27th October, 2006 between China Fruits Corporation (the “Company”), a company incorporated under the corporation law of the State of Nevada, U.S.A.,  of Fu Xi Technology & Industry Park, Nan Feng County Jiang Xi Province, People’s Republic of China and TSE WAN YI ALICE, with her address at ROOM 208, DAVID HOUSE, 8-20 NANKING STREET, KIN, HONGKONG (the “Contractor”).

WITNESSETH:

That the Contractor is in the business of designing & building company website, domain name registration, website hosting and regular maintenance, and web-based promotion & advertising;

That the Contractor does hereby agree with the Company for the considerations named herein to perform the services stipulated in this Agreement in connection with the work as hereinafter defined and described here for the referenced services.

1．	CONTRACTOR SERVICES

The Company hereby retains the Contractor as an independent contractor, and the Contractor hereby accepts and agrees to such retention. The Contractor shall provide the Company with the services set forth in Schedule 1 herein. It is acknowledged and agreed by the Company that the Contractor carries neither professional licenses nor memberships in any self-regulatory organizations. The services of the Contractor shall not be exclusive, nor shall the Contractor be required to render any specific number of hours or assign specific personnel to the Company or its projects.

2．	TERM

Unless otherwise terminated at an earlier date in accordance with Section 7, the Agreement shall commence as of the date first written above upon signing by both parties and shall continue until 26th October，2007 (“Expiration Date”) unless any amendment which changes the term of the Agreement upon signing by both parties. The Agreement shall automatically expire on the day following the Expiration Date.

3．	TIME AND PLACE

The Contractor shall be available to the officers and directors of the Company at such reasonable and convenient times and places as may be mutually agreed upon. Except as otherwise provided in this Agreement, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Contractor to any specific service, shall be determined in the sole discretion of the Contractor.

4．	OWNERSHIP OF DOCUMENTSRIGHTS

A.	DOCUMENTS

It is understood and agreed to by the parties that all reports, drawings, studies, specifications, designs, publications, etc., secured by and for the Contractor in the prosecution of this Agreement will become the property of the Company upon termination or completion of the work. The Company will have the right to use these documents for any public purpose without compensating the Contractor, other than as hereinafter provided. If the Company does not use the documents for the purpose for which this Agreement has been executed, the Company recognizes that such use will be at the Company's own risk.

B.  RIGHTS IN DATA

The data as used here means recorded information, whether or not copyrighted, that is delivered or specified to be delivered under this Agreement. The term includes graphic or pictorial delineations in media such as drawings or photographs; text in specifications or related performance or design-type documents; and information retained in computer memory.

All subject data first produced in the performance of this Agreement is the sole property of the Company. The Contractor will not assert any rights at common law or equity or establish any claim to statutory copyright in such data. Except for its own internal use, the Contractor will not publish or reproduce such data, in whole or in part, or in any manner or form, or authorize others to do so without the written consent of the Company or until the Company has released such data to the public.

5．	BASIS OF PAYMENT

For the consulting services to be rendered under this Agreement the Company agrees to pay to the Contractor as compensation for its services, and the Contractor agrees to accept as full compensation the following:

A.
Notwithstanding any prices listed in any literature or on Web pages, the Company covenants to grant or cause to be granted to the Contractor (or its designee(s)) NASDAQ’s OTCBB-listed common shares of the Company. The shares granted should be registered via Form S-8.

a) 1,000,000 shares of the Company for website design & building
b) 490,000 shares of the Company for 12 months website maintenance
c) 10,000 shares of the Company for 12 month web hosting

B.
The Contractor agrees that it will not perform any services which result in any hourly, daily, or weekly charges to the Company without the prior written consent from the Company in advance of performing each such service.

6．	GENERAL

A.	CONFLICT OF INTEREST

a) Employment of Company Personnel

The Contractor will not engage the services of any person or persons in the employment of the Company on any work covered by this Agreement without the written permission of the Company.

b) Prohibited Interest

No member, officer, or employee of the Company during his or her tenure of one year thereafter may have any interest, direct or indirect, in this Agreement, or the proceeds thereof.

B.	NOTICES

Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by fax registered or certified mail, or by Federal Express or other nationally recognized overnight couriers to the principal office of each party and addressed to its principal executive officer at the address set forth on the signature page to this Agreement. Faxes should be marked for the attention of the principal executive officer and set to the fax number set forth on the signature page to this Agreement.

C.	CONTRACTOR RELATIONSHIPS TO CONTRACTORS

The Contractor will serve only in a consulting and professional capacity and is not by this Agreement authorized to be, nor will it represent itself to be, the agent or servant of the Company. The function, duties, and responsibilities of the Contractor with respect to any contractor employed by the Company in connection with the services will be consistent with the preceding sentence, and in no case will the Contractor assume any obligations of the Company to any contractor.

7．	TERMINATION

A.	TERMINATION WITHOUT CAUSE

Either party may terminate this Agreement without cause in whole or in part at any time by giving the counterpart thirty days’ written notice. At the end of that notice period, the Contractor must have discontinued all work and services and will have delivered to the Company all records, drawings, plans, and other completed or partially completed data. These documents will become and remain the property of the Company.

B.	TERMINATION WITH CAUSE

Notwithstanding any other provision of this Agreement, in the event of any breach by one party, then: (A) the counterpart shall have the right to terminate this Agreement immediately, and after any such termination, shall have no further obligation to the counterpart hereunder; and (B) the Company shall have the right to require the Contractor to surrender all shares of the Company  Stock issued to the Contractor pursuant to this Agreement.

8．	JURISDICTION; DISPUTE RESOLUTION

A.	CHOICE OF LAW

The laws of the People’s Republic of China shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

B.	ARBITRATION

Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in Hong Kong International Arbitration Center and the judgment upon award may be entered in any court having jurisdiction thereof.

9．	CONFIDENTIALITY

The Company and the Contractor each agree to provide reasonable security measures to keep information belonging to the other party confidential where release of the same would be determined to such party's business interests ("Confidential Information"). Each party agrees that Confidential Information shall be subject to this Agreement if provided to the other party and marked "Confidential" in a conspicuous manner. The Contractor and the Company shall each require their employees, agents, affiliates, sub-contractors, other licensees, and others who have access to Confidential Information through the Contractor or Client, as the case may be, to enter into appropriate non-disclosure agreements, requiring the level and degree of confidentiality contemplated by this Agreement. The Contractor and the Company each agree that it will not, either during the term or this Agreement, or any time thereafter, disclose, use or make known for its own or another's benefit, any confidential information acquired or used by it hereunder. The term "Confidential Information" excludes information that:

(a) is made public by the Contractor or  the Company in violation of this Agreement,

(b) becomes generally available to the public, other than as a result of disclosure by Contractor or  the Company or another party in violation of any obligation of confidentiality or (c)  the Company or Contractor obtains from sources other than  the Company or the Contractor.

10．	Entire Agreement

This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties.

11．	Waiver and Modification.

Any waiver, alternation, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto.

EXECUTION PAGE

By signing below, the parties agree to the terms of this Agreement and further certify that their respective signatories are duly authorized to execute this Agreement.

For and on behalf of

China Fruits Corporation

For and on behalf of
TSE WAN YI ALICE

Schedule 1: Scope of Services

1	the Contractor shall assist the Company to register two domain names, including one international domain name and one Chinese domain name;

2	the Contractor shall provide services to the Company in corporate website design & building, including the information architecture of the website, HTML webpage art work, FLASH,

2.1	10 second FLASH on Home page with midi music (music provided by Client)

2.2	35 pages of non-FLASH HTML pages

3	During the maintenance period, the Contractor shall provide with the Company with:

3.1	50 pages HTML revision;

3.2	5 FLASH revision (duration: 10 second)(Materials provided by the client)

4	The Contractor shall provide the Company with website hosting service and website maintenance service for 12 months after building up the Company’s website.

4.1	Hard disc space: 1G（maximum），

4.2	Support CGI、ASP

Schedule 2: Information Architecture

1.	About Us
2.	Management
3.	Product Description
3.1	Nanfeng Orange
3.2	Orange wine
3.3	Taina Nanfeng Orange Juice
4.	Orange Culture
4.1	History of Planting
4.2	Historical Evolution
4.3	Current State of Development
4.4	General Knowledge about Orange
4.5	Celebrities of Culture
5.	Production Base
6.	Investor Relations
6.1	Corporate Governance
6.2	Press Release
6.3	Share Price
6.4	SEC Filing
7.	Contact Us